                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                  Universal Stainless & Alloy Products, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

              [Logo of Universal Stainless & Alloy Products, Inc.]
                   Universal Stainless & Alloy Products, Inc.
                                600 Mayer Street
                        Bridgeville, Pennsylvania 15017

April 23, 1999

Dear Stockholders:

You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Universal Stainless & Alloy Products, Inc., to be held at 10:00 a.m., local time, on Tuesday, May 25, 1999, at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317. The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the Meeting. Please review them carefully.

YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend the Meeting, please take a few moments now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your presence by proxy is important to establish a quorum, and your vote is important for proper corporate governance.

Thank you for your interest in Universal Stainless & Alloy Products, Inc.

Sincerely,
/s/ Clarence M. McAninch
Clarence M. McAninch
President and Chief Executive Officer

             [Logo of Universal Stainless & Alloy Products, Inc.]
                  Universal Stainless & Alloy Products, Inc.
                               600 Mayer Street
                        Bridgeville, Pennsylvania 15017

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 25, 1999

The Annual Meeting of Stockholders will be held on Tuesday, May 25, 1999 beginning at 10:00 a.m. at the Southpointe Golf Club, Canonsburg, Pennsylvania.

Only holders of common stock at the close of business on March 26, 1999 will be entitled to vote at the meeting. A list of persons who were stockholders as of that date and time will be available at the meeting and during the ten (10) days prior to the meeting, at the principal office of Universal Stainless & Alloy Products, Inc. Those persons may vote in person or by proxy. At the meeting we will:

1. Elect a Board of Directors,

2. Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 1999, and

3. Attend to other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the two proposals outlined in this proxy statement.

This booklet includes the Universal Stainless & Alloy Products, Inc. proxy statement. Enclosed with this booklet are a proxy card and a return envelope that requires no postage if mailed within the United States. A copy of the Universal Stainless & Alloy Products, Inc. 1998 Annual Report to Stockholders is also enclosed.

By Order of the Board of Directors,
/s/ Paul A. McGrath
Paul A. McGrath
Director Employee Relations, General Counsel, and Secretary

April 23, 1999

Proxy Statement
Table of Contents
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----
Notice of Annual Meeting of Stockholders...................................
Background.................................................................   1
Voting Procedures..........................................................   1
Proposals You May Vote On..................................................   2
Nominees for Election as Directors.........................................   3
The Board of Directors.....................................................   3
  Committees of the Board of Directors.....................................   3
  Director Compensation....................................................   4
Security Ownership of Certain Beneficial Owners and Management.............   4
Executive Compensation.....................................................   6
  Summary of Cash and Certain Other Compensation...........................   6
  Stock Options............................................................   7
  Employment Agreements....................................................   8
Report on Executive Compensation...........................................   8
Performance Measurement Comparison.........................................  10
Section 16 (a) Beneficial Ownership Reporting Compliance...................  11
Stockholder Proposals......................................................  11
Other Matters..............................................................  11

                                                                 April 23, 1999

                  UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
                               600 MAYER STREET
                        BRIDGEVILLE, PENNSYLVANIA 15017
                            ----------------------
                                PROXY STATEMENT
                    For 1999 Annual Meeting of Stockholders
                            ----------------------
                                  BACKGROUND

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Universal Stainless & Alloy Products, Inc., a Delaware Corporation ("Universal Stainless"), of proxies to be voted at this Annual Meeting of Stockholders. This Proxy Statement and form of proxy are first being sent or given to the stockholders on or about April 23, 1999. The cost of solicitation of proxies in the accompanying form will be borne by Universal Stainless, including expenses incurred in connection with the preparation and mailing of the proxy statement. The solicitation will be by mail and may also be made personally and by telephone by directors, officers and employees of Universal Stainless, without any compensation, other than their regular compensation as directors, officers or employees. Arrangements will be made with brokerage houses, bank and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Common Stock and Universal Stainless will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

                               VOTING PROCEDURES

Who May Vote

Universal Stainless Common Stock Holders of record at the close of business on March 26, 1999 are entitled to vote. Stockholders have one vote per share on each matter being voted on.

Voting Methods

Stockholders of record may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors.

If you hold your shares in a broker, bank or other nominee account, you are a "beneficial owner" of Universal Stainless Common Stock. In order to vote your shares, you must give voting instructions to the "nominee holder" of your shares. Universal Stainless asks the nominee holders to obtain voting instructions from the beneficial owners of shares. Proxies that are transmitted by nominee holders on behalf of beneficial owners will be voted as instructed by the nominee holder.

Finally, you may vote in person if you attend the meeting.

We urge you to return the proxy card promptly.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

   . Notifying the Secretary of Universal Stainless in writing that you have revoked your proxy;

   . Sending a revised proxy dated later than the first; or

   . Voting in person at the meeting.

Quorum and Voting Information

A quorum is required to conduct business at the Annual Meeting. As of the record date, 6,102,536 shares of Universal Stainless Common Stock were issued and outstanding. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum.

Abstentions are counted in tabulations of the votes cast by stockholders on each proposal (other than with regard to the election of Directors) and will have the effect of a negative vote. Brokers who hold shares in street name for customers have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. A broker non-vote occurs when the broker does not have the authority to vote on a particular proposal. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining whether any proposal has been approved.

The affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors.

With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect.

Confidential Voting Policy

Universal Stainless maintains a policy of keeping stockholder votes confidential.

                           PROPOSALS YOU MAY VOTE ON

1. Election of Directors

There are 5 nominees for election this year. Detailed information on each is provided under the heading "Nominees for Election as Directors." All directors are elected annually, and serve a one-year term until the next Annual Meeting. If any Director is unable to stand for re-election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original Director candidate will be cast for the substituted candidate.

Your Board unanimously recommends a vote FOR each of the nominee directors.

2. Approval of The Appointment of PricewaterhouseCoopers LLP as Independent Auditors

The Audit Committee has recommended, and the Board has approved, the appointment of PricewaterhouseCoopers LLP ("PWC") as our independent auditors for 1999. The Board has directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting. PWC has served as our independent auditors since Universal Stainless' inception in 1994. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Representatives of PWC will attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PWC as Universal Stainless' independent auditors is not required by Universal Stainless' By-laws or otherwise. However, the Board of Directors is submitting the selection of PWC to the stockholders for ratification as a matter of what it considers to be good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will consider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interest of Universal Stainless and its stockholders.

Audit services provided by PWC during 1998 included an audit of Universal Stainless' consolidated financial statements, audits of employee benefit plan financial statements and a review of Universal Stainless' Annual Report and certain other filings with the SEC and certain other governmental agencies. In addition, PWC provided various non-audit services to Universal Stainless during 1998.

Your Board unanimously recommends a vote FOR the approval of PricewaterhouseCoopers LLP's appointment as independent auditors for 1999.

                      NOMINEES FOR ELECTION AS DIRECTORS

Clarence M. McAninch, 63, has been President and Chief Executive Officer and a Director of Universal Stainless since July 1994. Mr. McAninch served as Vice President, Sales and Marketing, of the Stainless and Alloy Products Division of Armco Inc. from 1992 to 1994.

Douglas M. Dunn, 56, has been a Director of Universal Stainless since May 1997. Mr. Dunn has been Dean of the Graduate School of Industrial Administration, Carnegie Mellon University, since July 1996. Prior to July 1996 Mr. Dunn was employed by AT&T for 26 years, most recently serving as Vice President of Visual Communications and Multimedia Strategy. Mr. Dunn is a Board member of Fisk University, the Greater Pittsburgh Chamber of Commerce, and the Boy Scouts of America.

George F. Keane, 69, has been a Director of Universal Stainless since October 1994. Mr. Keane has been Chairman of the Board of Trigen Energy Corporation since July 1994. Mr. Keane was the founding Chief Executive Officer of the Common Fund and served in that capacity from 1971 until 1993. Mr. Keane has been the President of Endowment Advisers, Inc., since 1988. From 1993 to 1996, Mr. Keane served as President Emeritus and Senior Investment Advisor of both the Common Fund and Endowment Advisers, Inc. Mr. Keane currently serves on several other boards, including as a Director, Global Pharmaceutical Corporation since April 1995; United Water Works since January 1997; Bramwell Funds, Inc., since August 1994, and Security Capital Real Estate Mutual Funds since November 1997, and as a Trustee for Nicholas-Applegate Investment Trust since January 1993; and Northern Trust Company of Connecticut since 1991. Mr. Keane is a member of the Compensation Committee of Global Pharmaceutical Corporation and United Water Works.

Udi Toledano, 48, has been a Director of Universal Stainless since July 1994. Mr. Toledano has been the President of Andromeda Enterprises, Inc., a private investment company, since December 1993. From 1983 to December 1993, he was the President of CR Capital Inc., a private investment company. Mr. Toledano has served on boards of both public and private companies in various fields, including technology and health care. Mr. Toledano has been a director of Global Pharmaceutical Corporation, a generic pharmaceutical manufacturing company, since April 1995.

D. Leonard Wise, 64, has been a Director of Universal Stainless since October 1994. Mr. Wise currently serves as a Director of Weirton Steel Corporation since May 1998. Mr. Wise served as the President and Chief Executive Officer of Carolina Steel Corporation from October 1994 to March 1997. From 1988 to 1991, he served as a Director, and from 1990 to 1991, as the Vice Chairman and subsequently as the Chairman and CEO of WHX Corp. Mr. Wise has also served as the President and a Director of Slater Industries, Inc., an international specialty steel and metals producing company from 1986 to 1990.

     Unless individual stockholders specify otherwise, each returned Proxy will be voted "FOR" the election to the Board of Directors of Universal Stainless of each of the five nominees named above.

                            THE BOARD OF DIRECTORS

The Board of Directors of Universal Stainless held five (5) meetings during the 1998 fiscal year. During the 1998 fiscal year, there were no meetings of any of the Committees of the Board of Directors, except as noted below. Each director attended at least 75% of the aggregate meetings of the Board of Directors and Committees of which he was a member.

Committees of the Board of Directors

The standing Committees of the Board of Directors are the Audit Committee and Compensation Committee. There is no standing nominating committee for Directors.

The Audit Committee currently consists of Mr. Keane as Chairman and Messrs. Dunn, Toledano and Wise. The Audit Committee reviews the scope and timing of services of Universal Stainless' independent auditors. The Audit Committee reports on Universal Stainless' financial statements following completion of the independent auditors audit, and Universal Stainless' policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year. The Audit Committee held two (2) meetings during 1998.

The Compensation Committee currently consists of Mr. Toledano as Chairman, and Messrs. Dunn, Keane, McAninch and Wise. The Compensation Committee reviews and authorizes the compensation and benefits of all officers of Universal Stainless, except the President (Mr. McAninch), reviews general policy matters relating to compensation and benefits of employees of Universal Stainless, and administers Universal Stainless' 1994 Stock Incentive Plan (the "1994 Plan"). A sub committee of the Compensation Committee currently consists of Mr. Toledano as Chairman and Messrs. Dunn, Keane and Wise. The sub committee reviews and authorizes compensation and benefits for the President (Mr. McAninch) and stock options to be granted to Officers of Universal Stainless. The Compensation Committee held two (2) meetings during 1998.

Director Compensation

Members of the Board of Directors of Universal Stainless who are employed by Universal Stainless presently receive no additional remuneration for acting as Directors. Universal Stainless compensates its non-employee Directors at the rate of $15,000 per year, plus $1,000 for each regular meeting of the Board of Directors attended. In addition, Universal Stainless reimburses Directors for reasonable out-of-pocket expenses incurred by them in connection with their attendance at Board of Directors and Committee meetings.

Certain members of the Board of Directors of Universal Stainless are also eligible for the grant of options under the 1994 Plan. Eligible Directors are Directors who are not employees of Universal Stainless and do not own in excess of 5% of outstanding Common Stock. Eligible Directors are granted an option, to purchase 10,000 shares of Common Stock, on the first business day following each annual meeting of stockholders of Universal Stainless. The per share exercise price will be equal to the fair market value of a share of Common Stock on the date the option is granted. One third of the options vest annually beginning on the grant date and on the following two anniversary dates. Options granted to Eligible Directors will expire 10 years from the option grant date. All the current directors who are not employees of Universal Stainless are Eligible Directors.

If a non-employee Director ceases to serve as a Director of Universal Stainless, the options that have been previously granted to that Director and that are vested as of the date of such cessation may be exercised by the Director after the date that Director ceases to be a Director of Universal Stainless. If a non-employee Director dies while a Director of Universal Stainless, the options that have been previously granted to that Director and that are vested as of the date of his or her death may be exercised by the administrator of the Director's estate, or by the person to whom those options are transferred by will or the laws of descent and distribution. In no event, however, may any option be exercised after the expiration date of such option. Messrs. Keane and Wise have each received grants of options to purchase 90,000 shares of Common Stock of Universal Stainless since December 1994. Messrs. Dunn and Toledano have each received grants of options to purchase 30,000 shares of Common Stock of Universal Stainless since May 1997.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock of Universal Stainless, as of March 26, 1999, except as noted below, by (i) each stockholder known to Universal Stainless to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director of Universal Stainless, (iii) each of the named executive officers of Universal Stainless, and (iv) all Directors and officers as a group. Except as otherwise indicated, Universal Stainless has been advised that each of the beneficial owners of Common Stock listed below, based on information furnished by such owners, has sole investment and voting power with respect to the shares of Common Stock attributed to such owner below, subject to community property laws where applicable. As of March 26, 1999, 6,102,536 shares of Common Stock were issued and outstanding.

                                                  BENEFICIAL OWNERSHIP (1)
                                              ---------------------------------
Name                                          Number of Shares Percent of Total
----                                          ---------------- ----------------
Bear Stearns Asset Management Inc. (/2/).....     688,100           11.28%
A. Bruce Kennedy (/3/).......................           0               *
Daniel J. DeCola, Sr. (/3/)(/4/).............     254,926            4.03%
Douglas M. Dunn (/3/)(/5/)...................      23,333               *
Ellwood City Forge Investment Corp. (/6/)....     441,000            7.23%
George F. Keane (/3/)(/5/)(/7/)..............      88,333            1.43%
Clarence M. McAninch (/3/)(/8/)..............     283,159            4.62%
Paul A. McGrath (/3/)(/8/)...................      21,250               *
J & W Seligman & Co. Incorporated
 (/9/)(/10/).................................     574,795            9.42%
Udi Toledano (/3/)(/5/)(/11/)................     273,061            4.46%
Richard M. Ubinger (/3/)(/8/)................      28,000               *
Warburg Pincus Asset Management, Inc.
 (/12/)(/13/)................................     443,400            7.27%
Wellington Management Co., LLP (/14/)(/15/)..     617,500           10.12%
D. Leonard Wise (/3/)(/5/)...................      84,333            1.36%
All Officers and Directors as a Group (9
 Persons)....................................     973,712           14.92%

-------
*  Less than 1%.
(1) For purposes of this table, "beneficial ownership" is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(2) Address is 575 Lexington Avenue, New York, New York 10167.
(3) Address is c/o Universal Stainless & Alloy Products, Inc., 600 Mayer Street, Bridgeville, Pennsylvania 15017.
(4) Mr. DeCola resigned his position as Vice President Operations effective August 15, 1998, and has assumed the position of Manager, Rolling and Finishing Operations.
(5) Includes options to purchase 83,333 shares of common stock for each of Messrs. Keane and Wise, and 23,333 shares of common stock for each of Messrs. Dunn and Toledano that have vested or will vest within sixty (60) days of the date of this proxy pursuant to Universal Stainless' 1994 Plan described under the caption "Management--Stock Incentive Plan".
(6) Address is 103 Springer Building, 3411 Silverside Road, Wilmington, DE
    19810.
(7) Shares of Common Stock are owned by the Keane Family Trust, a living trust, of which Mr. Keane and his wife are sole trustees, and the survivor of them is the beneficiary.
(8) Includes options to purchase 28,333, 20,750 and 27,500 shares of Common Stock for Messrs. McAninch, McGrath and Ubinger, respectively that have vested or will vest within sixty (60) days of the date of this proxy under options granted pursuant to Universal Stainless' 1994 Plan described under the caption "Management--Stock Incentive Plan".
(9) Address is 100 Park Avenue, New York, New York 10017.
(10) J & W. Seligman & Co. Incorporated (JWS), as Investment Adviser for Seligman Value Fund Series, Inc. Seligman Small-Cap Value Fund (the
     Fund), may be deemed to beneficially own the shares reported herein by the Fund. Accordingly, the shares reported include those shares of Common Stock of Universal Stainless separately held by the Fund. William C. Morris, as the owner of a majority of the outstanding voting securities of (JWS), may be deemed to beneficially own the shares reported herein by JWS. Accordingly, the shares reported herein by William C. Morris include those shares separately reported herein by JWS.
(11) Includes shares of Common Stock of Universal Stainless owned by Mr. Toledano's wife and a certain trust for the benefit of their minor children.
(12) Address is 466 Lexington Avenue, New York, New York 10017.
(13) Warburg Pincus Asset Management, Inc. (Warburg) serves as Investment Advisor and has sole power to vote 106,700 shares and shared power to vote 336,700 shares. Warburg has sole power to dispose of all the shares reported. Information (except for "Percent of Total") is based solely on the Schedule 13G dated December 31, 1998, as provided by Warburg.
(14) Address is 75 State Street, Boston, Massachusetts 02109.
(15) Wellington Management Co., LLP (WMC) in its capacity as Investment Advisor, may be deemed to beneficially own the shares reported herein which are held of reward by clients of WMC. WMC has shared power to vote 114,000 shares and shared power to dispose of 565,000 shares. Information (except for "Percent of Total") is based solely on the Schedule 13G dated December 31, 1998, as provided by WMC.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation paid or accrued by Universal Stainless and its subsidiaries, to or on behalf of Universal Stainless' Chief Executive Officer and each of the four (4) most highly compensated executive officers of Universal Stainless (hereinafter referred to as the named executive officers) for the fiscal year ended December 31, 1998:

                        SUMMARY COMPENSATION TABLE(/1/)

                                                                                 Long-Term
                                                                                Compensation
                                                Annual Compensation                Awards
                                     ------------------------------------------ ------------
                                                                                 Securities
                                                                                 Underlying
                                                              Other Annual      Options/SAR  Underlying All Other
Name and Principal Position     Year Salary ($) Bonus ($) Compensation ($)(/2/)   (#)(/3/)   Compensation ($)(/4/)
----------------------------    ---- ---------- --------- --------------------- ------------ ---------------------
Clarence M. McAninch            1998  202,462    70,000           7,110            10,000           15,335
 President and CEO              1997  192,000    90,000           7,110            25,000           15,215
                                1996  184,517    50,000           7,110                             15,215

A. Bruce Kennedy (/5/)(/6/)     1998   60,577    12,000                                             24,090
 Vice President, Operations

Paul A. McGrath (/7/)           1998   88,188    41,000                             5,000
 Director, Employee Relations   1997   78,841    45,000                            18,000              960
 General Counsel and Secretary  1996

Richard M. Ubinger              1998  114,477    26,000                             5,000            1,080
 Chief Financial Officer,       1997  102,935    45,000                            20,000              960
 Principal Accounting Officer   1996   87,402    35,000                                                960
 and Treasurer

Daniel J. DeCola, Sr. (/8/)     1998  139,154     8,000                                              1,080
 Manager, Rolling and Finishing 1997  134,000    10,000             905                              2,775
 Operations                     1996  134,001                     1,773                              4,515

-------
(1) As to the columns omitted, the answer is none.

(2) The amounts represent reimbursement for the payment of taxes of Messrs. McAninch and DeCola related to life insurance policies in which the beneficiaries are their respective spouses. The dollar value of perquisites paid to each of the named executive officers does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(3) Represents securities, underlying options, granted under the 1994 Plan.

(4) For 1998, represents (i) contributions to Universal Stainless' 401(k) retirement plan of $1,080 for Messrs, McAninch, McGrath, Ubinger and DeCola and $90 for Mr. Kennedy; and (ii) value of life insurance premiums paid by Universal Stainless for term life insurance of $14,255 for Mr. McAninch. For 1997, represents (i) contributions to Universal Stainless' 401(k) retirement plan of $960 for Messrs. McAninch, DeCola, McGrath and Ubinger, respectively; and (ii) the value of life insurance premiums paid by Universal Stainless for term life insurance of $14,255 for Mr. McAninch and $1,815 for Mr. DeCola. For 1996, represents (i) contributions to Universal Stainless' 401(k) retirement plan of $960 for Messrs. McAninch, DeCola and Ubinger, respectively; and (ii) the value of life insurance premiums paid by Universal Stainless for term life insurance of $14,255 for Mr. McAninch and $3,555 for Mr. DeCola.

(5) Mr. Kennedy joined Universal Stainless as Vice President, Operations on August 1, 1998 at an annual salary of $150,000.

(6) Mr. Kennedy received $24,000 for reimbursement of moving expenses.

(7) Mr. McGrath's compensation in 1996 was less than $100,000 and has been omitted.

(8) Mr. DeCola resigned from his position as Vice President Operations on August 15, 1998 and has assumed the position of Manager, Rolling and Finishing Operations.

Stock Options

The following table contains information concerning the grant of stock options for the fiscal year ended December 31, 1998 to the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

                                            % of Total
                            Number           Options
                        of Securities       Granted to     Exercise or              Grant Date
                      Underlying Options   Employees in     Base Price   Expiration   Present
Name                     Granted(/1/)    Fiscal Year(/2/) Per Share(/3/)    Date    Value (/4/)
----                  ------------------ ---------------- -------------- ---------- -----------
Clarence M. McAninch        10,000            14.29%          $9.94       5/21/08     $65,190
Paul A. McGrath              5,000             7.14%          $9.94       5/21/08     $32,595
Richard M. Ubinger           5,000             7.14%          $9.94       5/21/08     $32,595

-------
(1) Options granted under the 1994 Plan during the fiscal year ended December 31, 1998. Options are granted at fair market value at date of grant and are exercisable in a series of three (3) equal and successive annual installments with regard to Mr. McAninch, a series of four (4) equal and successive annual installments with regard to Messrs. McGrath and Ubinger over the optionee's period of service with Universal Stainless, measured from the grant date, with the first installment exercisable one year from the grant date. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's termination of employment with Universal Stainless.

(2) Options to purchase a total of 70,000 shares of Common Stock were granted to employees, including executive officers, for the fiscal year ended December 31, 1998.

(3) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or in a combination of cash and stock. The Compensation Committee (the "Committee") may permit payment of all or part of applicable withholding taxes due upon exercise of the option by withholding of shares, valued at the fair market value of Universal Stainless' Common Stock on the date of exercise, otherwise issuable upon exercise of the option. The Committee may also grant options in exchange for the cancellation of options previously granted and the purchase price of shares subject to such new options, which will be as determined by the Committee, and may be lower than the exercise price of the canceled options.

(4) Represents grant date valuation computed under the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there can be no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Grant date values were determined based in part on the following assumptions: risk-free rate of return of 6%, no dividend yield, time of exercise of 5 years, and annualized volatility of 75% (based on historical stock prices since December 14, 1994, the date of Universal Stainless' initial public offering.)

                      Fiscal Year End Option Values(/1/)

                          Number of Securities Underlying      Value of Unexercised In-the-Money
                      Unexercised Options at December 31, 1998 Options at December 31, 1998 (/2/)
Name                         Exercisable/Unexercisable             Exercisable/Unexercisable
----                  ---------------------------------------- ----------------------------------
Clarence M. McAninch               12,500/22,500                              0/0
Paul A. McGrath                    15,000/22,000                              0/0
Richard M. Ubinger                 20,000/25,000                              0/0

-------
(1) No Options were exercised in 1998.

(2) Represents the number of shares of Common Stock underlying options (including options the exercise price of which was more than the market value of the underlying securities) thus the market price at December 31, 1998 of $7.50 minus the exercise price.

Employment Agreements

On November 15 1998, Clarence M. McAninch entered into a one-year employment agreement with Universal Stainless for the position of President and Chief Executive Officer. Mr. McAninch's employment may be automatically extended for one-year periods at Universal Stainless' option. Mr. McAninch's employment agreement provides for a base annual salary of $200,000 and a customary benefits package, which may be increased annually at the discretion of the Board of Directors. The employment agreement of Mr. McAninch prohibits him from (i) competing with Universal Stainless for one year following his termination of employment with Universal Stainless and (ii) disclosing confidential information or trade secrets in any unauthorized manner. Universal Stainless has a keyman life insurance policy in effect, of which Universal Stainless is the sole beneficiary, on the life of Mr. McAninch providing $2.0 million in coverage. Mr. McAninch may be eligible for an amount equal to eighteen months salary determined at the current base annual salary rate, upon change of control of Universal Stainless.

On August 1, 1998, A. Bruce Kennedy accepted employment with Universal Stainless for the position of Vice President of Operations. Mr. Kennedy's employment agreement is for one year, which will automatically be extended annually unless 60 day notice not to extend is given by either party. Mr. Kennedy's employment agreement provides for a base annual salary of $150,000, which may be increased at the discretion of the Board of Directors, the Compensation Committee or the President of Universal Stainless. Mr. Kennedy may be eligible for an amount equal to one year base salary upon change of control of Universal Stainless.

On January 1, 1998, each of Paul A. McGrath and Richard M. Ubinger, entered into employment agreements with Universal Stainless for the positions of Director, Employee Relations, General Counsel and Secretary, in the case of Mr. McGrath, and Chief Financial Officer and Treasurer, in the case of Mr. Ubinger. Mr. McGrath's and Mr. Ubinger's employment agreements provide for a base annual salary of $95,000 and $113,700, respectively, which may be increased at the discretion of the Board of Directors, the Compensation Committee or the President of Universal Stainless. Mr. McGrath and Mr. Ubinger may be eligible for an amount equal to one year base salary upon change of control of Universal Stainless.

                       REPORT ON EXECUTIVE COMPENSATION

Introduction

The Compensation Committee of the Board of Directors (the "Committee") is composed of Messrs. Toledano (Chairman), Keane, McAninch, Dunn, and Wise, all of which are Directors of Universal Stainless. The Committee is responsible for the establishment and oversight of Universal Stainless' executive compensation programs. The following report of the Committee discusses generally Universal Stainless' executive compensation objectives and policies and their relationship to Universal Stainless' performance in 1998. A sub committee of the Compensation Committee currently consists of Mr. Toledano as Chairman and Messrs. Dunn, Keane and Wise. The sub committee reviews and authorizes compensation and benefits for the President (Mr. McAninch) and stock options to be granted to the officers of Universal Stainless. The Compensation Committee held two (2) meetings during 1998.

Executive Compensation Philosophy and Objectives

Universal Stainless' executive compensation programs are designed to attract, retain and motivate highly effective executives and to reward sustained corporate and individual performance with an appropriate base annual salary and incentive compensation. Universal Stainless seeks to increase management ownership of Universal Stainless and to link executive compensation with stockholder value, achievement of business objectives and corporate profitability. Each year, the Committee conducts a review of Universal Stainless' executive compensation programs for appropriateness and competitiveness.

Universal Stainless' compensation philosophy is to compensate its executive officers at market-competitive levels for achieving planned performance. Market comparisons include general industry norms, metals companies, and a select group of capital-intensive companies that are approximately the same size as Universal Stainless. More emphasis is placed on general industry than the steel industry norms. The comparative market group is a representative sample of organizations used in the performance graph below, but is not identical due to limitations on available data.

Compensation Program Components

Consistent with Universal Stainless' executive compensation objectives, Universal Stainless' compensation for its senior management, including Clarence M. McAninch, Universal Stainless' Chief Executive Officer, consists of three components: an annual base salary, annual incentive awards and long-term incentive awards. During the year ended December 31, 1998, and currently, Universal Stainless' compensation of its senior executives consisted of cash bonuses, tied to executive performance, position level and/or continuing employment, and ownership of Universal Stainless' Common Stock. Universal Stainless encourages stock ownership to create in management a true ownership point of view and further to align executive and stockholder interests. Executives have received, or are currently eligible to receive, stock option awards based on their individual performances.

Annual Base Salary. Base salaries for executive officers are determined with reference to a salary range for each position. Salary ranges are determined by evaluating a particular employee's position and comparing it with what are believed to be representative prevailing norms for similar positions in similarly sized companies. Within this salary range, an executive's initial salary level is determined largely through Committee judgment, based on the experience of its members. Salaries are set at a level to attract, retain and motivate superior executives. The Committee determines annual salary adjustments based on Universal Stainless' performance, the individual executive's contribution to that performance, prevailing industry norms and the Committee members' knowledge and experience. Other than Messrs. McAninch, Kennedy, Ubinger and DeCola, no officer or employee of Universal Stainless is currently receiving an annual base compensation in excess of $100,000.

Annual Incentive Awards. The executive officers are eligible to receive an annual bonus that is intended to provide additional compensation for significant and outstanding achievement during the past year. Messrs. Kennedy, McAninch, McGrath and Ubinger may be eligible for a performance-based annual bonus, in each case up to a maximum amount that equals the executive's base annual salary.

Long-term Incentive Awards. Long-term incentive compensation is provided by the grant of options to purchase shares of Common Stock of Universal Stainless under the 1994 Plan. In considering the awards, the Committee takes into account such factors as prevailing norms for the ratio of options outstanding to total shares outstanding, the effect on maximizing long-term stockholder value, and vesting and expiration dates of each executive's outstanding options.

Other

Section 162(m) of the Internal Revenue Code of 1986, as amended ("the Code") limits the annual deduction that a publicly-held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive, for taxable years beginning after December 31, 1993. The Compensation Committee has determined that it is unlikely that it would require Universal Stainless to pay any amounts in 1999 that would result in the loss of a federal income tax deduction under Section 162(m) of the Code, and accordingly, has not recommended that any special actions be taken or plans or programs be revised at this time in light of such tax law provision.


The Compensation Committee

Udi Toledano (Chairman)               Clarence M. McAninch
Douglas M. Dunn                       D. Leonard Wise
George F. Keane

                      PERFORMANCE MEASUREMENT COMPARISON*

Rules and regulations of the Securities and Exchange Commission require the presentation of a line graph since the Common Stock has been registered under
Section 12 of the Exchange Act comparing the yearly percentage change in Universal Stainless' cumulative stockholder return to (i) the cumulative total return of a broad market equity index and (ii) the cumulative return of either a published industry index or a self-constructed group of peer issuers that Universal Stainless believes is relevant to a comparative understanding of its performance.

The peer group selected by Universal Stainless includes the following companies: Allegheny Teledyne, Inc., Carpenter Technology Corp., Armco Inc., and The Timken Company (collectively, the "Peer Group"). Previously, J&L Specialty Steel, Inc. and Republic Engineered Steel Corporation were included in the Peer Group. These companies have been removed from the Peer Group because they were each sold to privately-held companies during 1998.

The Peer Group consists of a number of publicly-traded companies that have some similarity to Universal Stainless. In particular, the Peer Group companies are all involved in the distribution and/or manufacture of specialty metal products in the United States, and each Peer Group company has a division or unit that competes with Universal Stainless. The operating results of members of the Peer Group are generally readily available to the public.

                             [Graph Appears Here]

 . The material in this graph is not "solicitation material", is not deemed filed with the SEC, and is not incorporated by reference in any filing of Universal Stainless under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing. The information in the graph has been provided by Media General Financial Services.

                             1994(/1/)  1994   1995   1996   1997   1998
                             --------- ------ ------ ------ ------ ------
Universal Stainless & Alloy
 Products, Inc.                100.0   109.09 128.79 106.06 175.76  90.91
Peer Group                     100.0   104.70 118.03 120.15 159.54 111.95
Nasdaq Market                  100.0   100.09 129.83 161.33 197.34 278.34

-------
(1) From December 14, 1994.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain officers of Universal Stainless and its Directors, and persons who beneficially own more than 10% of any registered class of Universal Stainless' equity securities, to file reports of ownership in such securities and changes in ownership with the SEC, the NASDAQ National Stock Market and Universal Stainless.

Based solely upon Universal Stainless' review of the reports and representations provided to it by persons required to file reports under
Section 16(a), Universal Stainless believes that during 1998, all of the
Section 16(a) filing requirements applicable to Universal Stainless' reporting officers, Directors and greater than 10% beneficial owners were properly and timely satisfied except for one report on Form 3 which was inadvertently filed late by Mr. Kennedy.

                             STOCKHOLDER PROPOSALS

If a stockholder intends to present a proposal at the 2000 Annual Meeting, other than through inclusion of such proposal in Universal Stainless' proxy materials for that meeting, the stockholder must deliver to the Secretary of Universal Stainless at its principal executive office written notice of such proposal no later than March 7, 2000. If Universal Stainless does not receive notice by the required date and such proposal is presented at the 2000 Annual Meeting, management proxies may use their discretionary voting authority with respect to such proposal.

                                 OTHER MATTERS

The Board of Directors and management know of no matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxy holders will vote in regard thereto in accordance with their best judgment, insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors,
/s/ Paul A. McGrath
Paul A. McGrath
Director Employee Relations, General Counsel and Secretary

Bridgeville, Pennsylvania
April 23, 1999

PROXY              UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.              PROXY

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                   OF STOCKHOLDERS TO BE HELD ON MAY 25, 1999
  The undersigned hereby appoints Clarence M. McAninch and D. Leonard Wise, and each of them, with full power of substitution, proxies to vote all shares of common stock, $.001 par value, of Universal Stainless & Alloy Products, Inc., a Delaware corporation (the "Company"), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317, on May 25, 1999, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. YOU MAY REVOKE THIS PROXY AT ANY TIME BY FORWARDING TO THE COMPANY A SUBSEQUENTLY DATED PROXY RECEIVED BY THE COMPANY PRIOR TO THE TAKING OF A VOTE ON THE MATTERS HEREIN.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES "FOR" EACH OF THE
FOLLOWING:
1. Election of the following nominees as Directors: Douglas M. Dunn, George F. Keane, Clarence M. McAninch, Udi Toledano, D. Leonard Wise

 For all      Withhold for       Withhold for the following only: (Write the
nominees      all nominees       names of the nominee(s) in the space below)

  [_]             [_]
                                _______________________________________________
2.Approval of PricewaterhouseCoopers LLP as Independent Accountants.
 FOR   [_]                  AGAINST   [_]           ABSTAIN   [_]
   THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN
                                   PROMPTLY.

3. OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH.
                                              Note: Please print and sign your
                                              name exactly as it appears
                                              hereon. When signing as
                                              attorney, agent, executor,
                                              administrator, trustee, guardian
                                              or corporate officer, please
                                              give full title as such. Each
                                              joint owner should sign the
                                              Proxy. If a corporation, please
                                              sign as full corporate name by
                                              president or authorized officer.
                                              If a partnership, please sign in
                                              partnership name by authorized
                                              person.

                                              Date                       , 1999
                                                  -----------------------

                                              ---------------------------------
                                              Signature (title, if any)

                                              ---------------------------------
                                              Signature (if held jointly)
 The shares represented by this Proxy will be voted in the manner directed, and if no instructions to the contrary are indicated, will be voted FOR the election of the named nominees and approval of the proposals set forth in the Notice of the Annual Meeting of Stockholders.